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                            Amendment to the By-Laws
                                       of
                      Warburg, Pincus Japan OTC Fund, Inc.

Pursuant to Article VIII of the By-Laws of Warburg, Pincus Japan OTC Fund, Inc., the name of the Fund has changed to Warburg, Pincus Japan Small Company Fund, Inc.

Dated the 21st day of August, 1998